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                                                                   EXHIBIT 23.1


                         Consent of Independent Auditors



We consent to the incorporation by reference in the registration Statements pertaining to the Telco Systems, Inc. 1983 Employee Stock Purchase Plan (Form S-8 No. 33-26976); the Telco Systems, Inc. 1980 Stock Option Plan (Form S-8 Nos. 2-94474, 33-2024 and 33-10548); the Telco Systems, Inc. 1988
Non-Statutory Stock Option Plan (Form S-8 No. 33-28295) and the 1990 Stock Option Plan (Form S-8 Nos. 33-42751 and 333-00959) of our report dated October 16, 1996, with respect to the consolidated financial statements and schedules of Telco Systems, Inc. included in the Annual Report (Form 10-K) for the year ended August 25, 1996.


                                          ERNST & YOUNG LLP




Boston, Massachusetts
November 25, 1996